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Exhibit 3.1  Amended and Restated Articles of Incorporation of the Company

                       AMENDED ARTICLES OF INCORPORATION

                                       OF

                         QUANTUM LEARNING SYSTEMS, INC.

     Pursuant to the provisions of section 78.390 of the Nevada Revised Statutes, the undersigned Corporation hereby adopts the following Amended Articles of Incorporation as of this date:

     FIRST. The name of the corporation is QUANTUM LEARNING SYSTEMS, INC.

     SECOND. The Articles of incorporation were filed with the secretary of state on April 27, 1994.

     THIRD. The name and address of the original incorporate is as follows:

     David J. Wagner     Penthouse Suite
                         8400 East Prentice Ave.
                         Englewood, Colorado 80111

     FOURTH. The Board of Directors of the Corporation at a meeting duly convened and held on the 30th day of April, 1996 adopted a resolution to amend the original Articles as follows:

     Article FIRST is hereby amended to read as follows

     FIRST. The name of the corporation is COSTA RICA INTERNATIONAL INC.

     Article FOURTH is hereby amended to read as follows:

                                       1

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     FOURTH. CAPITAL STOCK: The amount of the total authorized capital stock of the Corporation is ONE MILLION SIXTY THOUSAND DOLLARS ($1,060,000) consisting of Sixty Million (60,000,000) shares of one class of common stock of the par value of One-tenth of One cent 3.001) each and One Million (1,000,000) shares of preferred stock of the par value of one dollar ($1.00), such preferred stock to have such classes and preferences as the Board of Directors of the Corporation may determine from time to time.

     Any and all shares issued by the Corporation will be issued in registered form, as may be directed by the Board of Directors from time to time, and the fixed consideration for which has been paid and delivered shall be deemed fully paid and not liable for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments.

     There shall be no preemptive rights in connection with the acquisition of any capital stock of the Corporation.

     FIFTH. The number of shares of the Corporation outstanding and entitled to vote on the amendments to the Articles of Incorporation are 4,152,492, that the above changes and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of the stock outstanding and entitled to vote thereon.

     Calixto Chaves Zamora is the President of the Corporation and that Monica Chaves Zamora is the Secretary of the Corporation, and that they have been authorized to execute the foregoing certificate by resolution of the Board of Directors, adopted at a meeting of the Directors duly called and that such

                                       2

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meeting was held on the 30th day of April, 1996 and that the foregoing certification sets forth the text of the Articles of Incorporation as amended to the date of the certificate. The name and address of the new registered agent/office is The Corporation Trust Company of Nevada Inc., One East First Street, Reno NV 89501

                                                  QUANTUM LEARNING SYSTEMS, INC.


                                                  By /s/ Calixto Chaves
                                                     ---------------------------
                                                     President
Dated August 7, 1996


                                                  and /s/ Monica Chaves
                                                      --------------------------
                                                      Secretary

STATE OF NEW YORK   )
                    )   SS:
COUNTY OF NEW YORK  )

     On this 7th day of August, 1996, before me, a Notary Public, personally appeared Calixto Chaves Zamora and Monica Chaves Zamora, the respective President and Secretary of Quantum Learning Systems, Inc., who acknowledged that each executed the above instrument.


                                                  /s/ Delbert L. Jackson
                                                  ------------------------------
                                                  NOTARY PUBLIC

                                                  [SEAL]


Delbert L. Jackson
Notary Public, State of New York
No. 01 JA5060850
Qualified in new Your County
Commission Expires May 20, 1998

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                                   ----------

                       CERTIFICATE OF REVERSE STOCK SPLIT
                                       OF
                                RICA FOODS, INC.

                                   ----------

     The undersigned, being the President and Secretary of Rica Foods, Inc., a Nevada corporation (the "Corporation"), in accordance with the provisions of
Section 78.209 of the Nevada Revised Statutes, DO HEREBY CERTIFY as follows:

     FIRST: The current number of authorized shares of the Corporation is 60,000,000 shares of common stock, with a par value of $0.001, and 1,000,000 shares of preferred stock with a par value of $1.00

     SECOND: As of December 29, 1998, which shall be the effective date of the reverse stock split, the number of authorized shares of the Corporation shall be 20,000,000 shares of common stock, with a par value of $0.001, and 1,000,000 shares of preferred stock with a par value of $1.00

     THIRD: As of December 29, 1998 which shall be the effective date of the reverse stock split, one share of common stock, with a par value of $0.001, will be issued in exchange for every three issued and outstanding shares of common stock, each with a par value of $0.001.

     FOURTH: Those shareholders holding more than 5 shares, post reverse split, shall receive 1 full share for each fractional shares held by them. No fractional shares shall be issued to those shareholders holding 5 or less shares post reverse split, but those shareholders shall be paid for the fractional shares to which they would otherwise be entitled based on the mean of the bid and asked prices on the NASDAQ Small Cap market on the effective date of the reverse stock split. Of the issued and outstanding shares of the Corporation, the Company estimates that approximately ____ percent is affected by this provision entitling the holders thereof to receive payment in lieu of issuing fractional shares.

     FIFTH: No approval of Stockholders of the Corporation was required in connection with the matters covered by this Certificate.

     SIXTH: The change in the number of authorized shares of the Corporation shall be effective on the effective date of the reverse stock split.

     IN WITNESS WHEREOF, Rica Foods, Inc. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary as of the 23rd day of December, 1998.

ATTEST:                                    RICA FOODS, INC.


/s/ Monica Chaves Zamora                   By: /s/ Calixto Chaves Zamora  (SEAL)
-------------------------------                ---------------------------------
Monica Chaves Zamora, Secretary                Calixto Chaves Zamora, President

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      STATE OF SAN JOSE, COUNTY OF LA URUCA, REPUBLIC OF COSTA RICA TO WIT:

     I HEREBY CERTIFY, that on this 23 day of December, 1998, before me, the subscriber, a Notary Public of the Republic of Costa Rica, Personally appeared Calixto Chaves Zamora, the President of Rica Foods, Inc., and he acknowledged the foregoing Certificate to be his act as such officer.

     AS WITNESS: my hand and notarial seal.


                                           /s/ Mauricio Marenco
                                           -----------------------------------
                                           Mauricio Marenco
                                           Notary Public

My Commission Expires: Does not expire

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